EXHIBIT 99.3
Execution Copy
AGREEMENT
THIS AGREEMENT, dated as of November 13, 2015, is by and between Eminence Capital, LP (“Eminence”) and Sachem Head Capital Management LP (“Sachem Head”).
WHEREAS, the parties desire to coordinate certain efforts with respect to their investment in Autodesk, Inc. (the “Company”), including certain matters regarding the holding, voting and disposition of their (a) shares of common stock, $0.01 par value, of the Company (“Common Stock”) and (b) any options to purchase or sell equity securities of the Company, and swaps, synthetics and other derivative securities or instruments, the value of which is solely and directly related to equity securities of the Company (“Derivatives” and together with the Common Stock, “Company Securities”) in each case beneficially owned by them, their controlled affiliates, and any of their and their controlled affiliates’ respective investment funds, managed accounts or other investment vehicles managed or advised by them (“Covered Entities”).
NOW, THEREFORE, in consideration of the covenants and agreements set forth in this agreement, and for other good and valuable consideration the receipt and sufficiency of which are acknowledged, and intending to be legally bound, the parties agree as follows:
1.	Purchase and Sale of Securities.
(a)	Neither Eminence nor Sachem Head shall, directly or indirectly, including, without limitation, through any of their respective Covered Entities (i) sell, pledge or otherwise dispose of any Company Securities other than in connection with customary margin or similar requirements, (ii) beneficially own, purchase or otherwise hold, or acquire any Company Securities or any interests or rights in respect of any Company Securities, except as otherwise set forth in Schedule I, (iii) notwithstanding the foregoing clause (ii), enter into or exercise any Derivatives or (iv) otherwise increase or decrease its economic exposure to, or beneficial ownership over, Company Securities, in each case, without prior written notice to and consent from the other party, which consent shall not be unreasonably withheld.
(b)	Each party hereby represents and warrants to the other party that, except as set forth on Schedule I, such party does not have beneficial ownership of any Company Securities as of the date hereof.
2.	Coordinated Activities. The following matters shall require the mutual agreement of the parties: (i) the selection and nomination of individuals to serve as directors of the Company; (ii) the making, revising or withdrawing of any proposals to the Company regarding the conduct of its business, corporate governance matters, corporate transactions or otherwise; (iii) seeking to change or influence the management, directors, governing instruments, stockholders, policies or affairs of the Company; (iv) the conduct of any proxy contest, consent solicitation or similar actions involving the Company; (v) the manner, form, content and timing of any communications with the Company as well as any public disclosures, public statements or other public communications, in each case relating to the Company, the Company Securities, this agreement or the activities contemplated by this agreement (except to the extent such disclosure is required by applicable law, regulation or fund documentation); (vi) the admission of any additional members to the group formed by this agreement or otherwise, or entering into any agreement, arrangement or understanding with any person (other than an affiliate) in connection with the holding, voting or disposition of Company Securities; (vii) the conduct of any litigation or investigation related to the Company or the activities contemplated by this agreement; and (viii) engaging in any of the foregoing activities, directly or indirectly, including, without limitation, through or by any Covered Entities, other than pursuant to this agreement. The parties shall cooperate and take all actions reasonably required in furtherance of any actions agreed to be undertaken pursuant to this agreement, including, without limitation (A) voting or causing to be voted any Common Stock beneficially owned by them and (B) executing or causing to be executed one or more written consents or agency designations with respect to such Common Stock.  The provisions of this Section 2 shall not restrict the parties’ ability to have discussions with Company stockholders and research analysts, provided, that such discussions, to the extent they relate to the Company, are consistent with the actions and communications previously agreed to by the parties.
3.	Voting of Common Stock. Each party shall, for itself and its Covered Entities:
(a)	during the term of this agreement, retain, and not in any way compromise or encumber, the right to vote any Common Stock beneficially owned by such party, as applicable;
(b)	take such commercially reasonable actions as may be required so that it may vote its Common Stock, and cause any person with whom it has shared voting power to vote such Common Stock in connection with any meeting of stockholders or action by written consent; and
(c)	on the Meeting Date, (x) attend the 2016 Meeting in person or by proxy such that all Common Stock held by such party and its Covered Entities are represented at such meeting, (y) at the 2016 Meeting, vote such Common Stock in person or by proxy in favor of the persons nominated by one or more affiliates of Eminence or Sachem Head to the Board of Directors of the Company (the “Actions”), and in favor of any ancillary or procedural actions or matters related to giving effect to the Actions or required to effect the approval of the Actions (but in no event in contravention of any of the Actions), and (z) at the 2016 Meeting, not vote any such Common Stock other than as provided in clause (y) above.
For purposes of this agreement, “Meeting Date” shall mean the date of the 2016 Meeting. “2016 Meeting” shall mean the annual meeting of the stockholders of the Company to be held in calendar year 2016 or any special meeting of stockholders called for the purpose of electing directors in calendar year 2016, and any adjournments or postponements thereof.
4.	Shared Expenses. Each party will (i) pay 50% of the third party out-of-pocket expenses incurred by the parties from and after the date hereof in furtherance of the actions agreed

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to be undertaken pursuant to this agreement that have been approved by the parties in writing (including, for such purposes, through email correspondence) prior to or after their incurrence and (ii) promptly upon request, reimburse the other party for its respective portion of any such shared expenses incurred or to be incurred by the other party.  Upon request, the party seeking reimbursement will provide the other party with reasonable documentation evidencing its expenses.  Notwithstanding the foregoing, a party will not be entitled to contribution for any expense or liability arising out of such party’s or its affiliates’ breach of this agreement, fraud, willful misconduct or gross negligence.  Neither party shall charge the other party any management, incentive nor similar fees in connection with this agreement nor the actions contemplated under this agreement.
5.	Regulatory Reporting. The parties shall cooperate in connection with any regulatory filing that may be required to be made in connection with the matters contemplated by this agreement, including any filing made pursuant to Regulation 13D under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
6.	Termination. This agreement will terminate at the completion of the 2016 Meeting (including any adjournment or postponement thereof); provided, that this agreement may be earlier terminated (A) by the mutual written agreement of the parties, or (B) by either party upon giving written notice to the other party in the event that such party determines, despite using its reasonable best efforts, it must dispose of Company Securities because the failure to dispose of such Company Securities could have a material, detrimental effect on such party or its Covered Entities. Notwithstanding anything to the contrary contained herein, Sections 4 and 8 shall survive any termination of this agreement.
7.	Relationship of the Parties. Nothing in this agreement shall be construed as creating among the parties any joint venture, partnership, association or other entity for any purpose (including, without limitation, for U.S. income tax purposes) or any agency relationship, nor shall any party, except as expressly set forth in this agreement, (i) have the right, power or authority to create any obligation or duty, express or implied, on behalf of any other party or (ii) have any fiduciary or other duties to any other party. Each party agrees that it does not have any interest in the profits or losses of the other party in connection with its acquisition or disposition of any Company Securities.
8.	Miscellaneous. This agreement (i) shall be governed by and construed in accordance with the laws of the State of New York, (ii) may not be assigned, amended, waived or modified except by a writing signed by each party, (iii) may be executed in counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument and (iv) represents the entire agreement between the parties with respect to the subject matter of this agreement. For purposes of this agreement “beneficially own” or “beneficial ownership” with respect to any securities shall mean having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Exchange Act.
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IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed as of the day and year first written above.
EMINENCE CAPITAL, LP

By:	/s/ Ricky C. Sandler
	Name:	Ricky C. Sandler
	Title:	CEO

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SACHEM HEAD CAPITAL MANAGEMENT LP

By: UNCAS GP LLC, its General Partner

By:	/s/ Scott D. Ferguson
	Name:	Scott D. Ferguson
	Title:	Managing Member

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Schedule I

Entity	Beneficial Ownership
Eminence Capital, LP
13,734,968 shares of Common Stock, including (i) 683,561 shares of Common Stock underlying certain call options, (ii) solely for purposes of this agreement, 3,375 shares of Common Stock held by certain family accounts of Mr. Ricky Sandler and (iii) 652,380 shares of Common Stock referenced in swaps entered into by certain Covered Entities of Eminence Capital, LP.

Sachem Head Capital Management LP	12,890,000 shares of Common Stock, including 9,190,000 shares of Common Stock underlying certain call options.